Exhibit 10.28

DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

Community Health Systems, Inc.

2009 Stock Option and Award Plan

THIS AGREEMENT between you and Community Health Systems, Inc., a Delaware corporation (the “Company”), governs an Award of Restricted Stock Units in the amount and on the date specified in your Award notification (the “Date of Grant”);

WHEREAS, the Company has adopted the Community Health Systems, Inc. 2009 Stock Option and Award Plan, as amended and restated (the “Plan”), in order to provide additional incentive to certain employees and directors of the Company and its Subsidiaries;

WHEREAS, the Plan provides for grants of Restricted Stock Units (“Units”) to Eligible Individuals; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Committee”) has approved this form of Agreement and desires to make the Award as specified herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant of Restricted Stock Units; Purchase Price.

The Company hereby grants to you an Award of Restricted Stock Units in respect of the number of Units set out in an electronic notification by the Company’s Plan administrator (the “Plan Administrator”).

The price to be paid by you in respect of each Unit shall be Zero Dollars ($).

This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2. Restrictions on Transfer.

The Units awarded under this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated until all restrictions on such Units shall have lapsed and the subsequent delivery of the Shares underlying the Units to you (or following your death, the heirs, executors or administrators of your estate) in the manner provided in Section 3, 4 or 5 hereof (and then, only to the extent permitted by the Company’s Insider Trading Policy as it may be amended from time to time).

3. Vesting Generally.

Except as provided in Sections 4 and 5 hereof, the Award shall vest in respect of one-third (1/3) of the Units subject to the Award (rounded to the nearest whole Unit, if necessary), on each of the first three (3) anniversaries of the Date of Grant (such period, ending on the third anniversary of the Date of Grant, the “Vesting Period”).

Upon the vesting of Units pursuant to this Section 3 or pursuant to Section 4 or 5 hereof, or at such later time as may be elected by you in accordance with policies and procedures adopted by the Company in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, the Company or its Plan Administrator shall, without the requirement of any notice or action on your part, take such action as may be necessary under applicable law to effect the issuance to you (or following your death, the executors or administrators of your estate) of the number of Shares to which such vested Units relate; provided, however, that the Committee may, in its sole discretion, elect for the Company to pay cash, or part cash and part Shares, in lieu of issuing only Shares in respect of such Units, and if the Committee elects such a cash payment in lieu of issuing such Shares, the amount of the payment shall be equal to the Fair Market Value per Share as of the date on which the Units vested pursuant to this Agreement (or such later time as may have been elected you), multiplied by the number of Units the Committee elected to settle in cash.

You shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to any Shares until the Company or the Plan Administrator shall have issued the Shares to you and your name shall have been entered as a shareholder of record (or your ownership recorded via your nominee) on the books of the Company. Upon the occurrence of the foregoing events, you shall have full voting and other ownership rights with respect to such Shares.

4. Effect of Certain Terminations of Service.

If your service as a member of the Board of Directors terminates as a result of your death, Disability, or for any reason other than for Cause, in each case if such termination occurs on or after the Date of Grant and prior to the end of the Vesting Period, the Award shall immediately vest in respect of all Units which had not previously become vested pursuant to Section 3 or 5 hereof as of the effective date of such termination.

5. Effect of Change in Control.

In the event of a Change in Control of the Company at any time on or after the Date of Grant, the terms of the Plan shall control the treatment of any outstanding Units which have not been settled in accordance with Section 3 hereof.

6. Forfeiture of Restricted Stock Units.

The Award (and any and all Units in respect thereof), to the extent it has not become vested in accordance with Section 3, 4 or 5 hereof, shall be forfeited upon the termination of your service as a member of the Board of Directors for any reason other than those set forth in Section 4 hereof prior to such vesting.

7. Acknowledgement and Acceptance of Award Agreement.

The Award shall be subject to your acknowledgement and acceptance of the Award and the terms of this Agreement to the Company or its Plan Administrator (including by electronic means, if so provided) no later than the earlier of (i) 180 days from the Date of Grant and (ii) the date that is immediately prior to the date that the Award vests pursuant to Sections 3, 4 or 5 hereof (the “Return Date”); provided that if you die before the Return Date, this requirement shall be deemed to be satisfied if the executor or administrator of your estate acknowledges and accepts this Agreement through the Company or its Plan Administrator no later than ninety (90)

days following your death (the “Executor Return Date”). Notwithstanding anything contained herein to the contrary, if this Agreement is not so acknowledged and accepted on or prior to the Return Date or the Executor Return Date, as applicable, the Award (and any and all Units in respect thereof) shall be forfeited, and neither you nor your heirs, executors, administrators or successors shall have any rights with respect thereto.

8. No Right to Continued Service.

Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company to terminate your service on its Board of Directors, nor confer upon you any right to continuing such service as a Board member.

9. Tax Obligations.

Upon the release of restrictions and subsequent delivery of the Shares underlying the Units (or, if applicable pursuant to the terms hereof, the payment of cash), you will become subject to federal, state and local income taxes and other amounts as may be required by law, if any, with respect to such Shares (or, if applicable, cash). By acknowledging and accepting this Agreement in the manner provided in Section 7 hereof, you acknowledge that the Company will be required to report the compensation to the IRS, that you will be responsible for your liability, if any, and that the Company’s Plan Administrator will prepare or cause to be prepared an IRS Form 1099 (or other applicable form) on your behalf.

10. Acknowledgement that You Are Bound by the Plan.

By acknowledging and accepting this Award and the terms of this Agreement you hereby confirm the availability and your review of a copy of the Agreement, the Plan and the Prospectus, and other documents made available to you electronically or otherwise in connection with this Award by the Company or its Plan Administrator, and you agree to be bound by all the terms and provisions thereof and by the Company’s Insider Trading Policy, as each may be amended from time to time. Copies of these documents are also available from the Company upon request.

11. Modification of Agreement.

This Agreement may be modified, amended, supplemented or terminated, and any terms or conditions may be waived, but only by a written instrument executed by both parties hereto; provided that the Company may modify, amend, supplement or waive this Agreement or any provision hereof in a writing signed by the Company without any further action by you if such modification, amendment, supplement or termination does not materially and adversely affect your rights hereunder.

12. Severability.

If any provision of this Agreement is held unlawful or unenforceable in any respect, such provision shall be revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible, and the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

13. Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

14. Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of and be binding upon your legal representatives, heirs, executors, administrators and permitted successors.

15. Entire Agreement.

This Agreement and the terms and conditions of the Plan constitute the entire understanding between you and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.

16. Headings.

The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

17. Notice.

All notifications and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed to have been given when received by the party to whom such notice is to be given at its address set forth below, or such other address for the party as shall be specified by notice given pursuant hereto:

(a) If to the Company, by regular mail to:

Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, TN 37067

Attention: Chief Legal Officer

(b) If to you or your legal representative, to such person at the address as reflected in the records of the Company.

18. Consent to Jurisdiction.

Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Tennessee and of the United States of America, in each case located in the County of Williamson, for any actions, suits or proceedings arising out of or relating to this Agreement, the Award or the Plan and the transactions contemplated hereby and thereby ("Litigation") (and agrees not to commence any Litigation except in any such court), and further agrees that service of process, summons, notice or document by U.S. certified mail to such party's respective address set forth in Section 17 hereof shall be effective service of process for any Litigation brought against such party in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation in the courts of the State of Tennessee or of the United States of America, in each case located in the County of Williamson, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any Litigation brought in any such court has been brought in an inconvenient forum.

COMMUNITY HEALTH SYSTEMS, INC.